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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

      This Agreement, duly made and entered into this 30th day of September, 2004, by and between the Bank of Evansville, an Indiana banking organization (hereinafter referred to as the "Company") and Thomas L. Austerman (hereinafter referred to as the "Employee").

                                WITNESSETH, THAT:

      For and in consideration of the mutual promises, covenants and agreements herein contained and agreed to be kept and performed by the parties hereto, the parties hereto do hereby mutually agree and understand as follows:

      1. Employment. The Company hereby employs the Employee and the Employee hereby accepts employment upon the terms and conditions hereinafter set forth.

      2. Term. Subject to the provisions for termination as hereinafter provided, the term of this Agreement shall be for a period commencing upon October 1, 2004, and terminating on August 31, 2009, both dates inclusive. The period until June 1, 2006 of the term of this Agreement shall be referred to as the "Initial Term". The remainder of the term of this Agreement shall be referred to as the "Advisory Term".

      3. Duties.

      (a) Initial Term. During the Initial Term, the Employee is engaged as the Chief Executive Officer of the Company, and his duties shall include, but not be limited to the following:

            (i) Directing the day to day activities of the Company in accordance with the policies and objectives established by the Board of Directors of the Company;

            (ii) Developing policies and an organization for the Company which will insure that full advantage is taken of the long range potential of the Company;

            (iii) Development of business and loan opportunities for the
                  Company;

            (iv) Performing all things reasonably necessary or desirable to promote the business of the Company, and performing such other duties as the Board of Directors of the Company may prescribe; and

            (v) Performing all of the duties contained in (i) through (iv) above in his capacity as the President of American Community Bancorp, Inc., an Indiana corporation (hereinafter referred to as the "Parent").

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      (b)   Advisory Term. During the Advisory Term, the Employee is engaged as a consultant and advisor of the Company (and is not to be an officer of the Company or the Parent) and his duties shall include but not be limited to the following:

            (i) Promoting the public and investment community viewpoint and perspective of the Company and the Parent;

            (ii) Advising the Board of Directors of the Company and the Parent regarding the activities of the Company and/or the Parent;

            (iii) Providing services to the Company and/or the Parent as requested by the Company not less than ten (10) days per calendar month and one thousand (1000) hours per calendar year (or part thereof on a prorated basis); and

            (iv) Reporting regularly to the Board of Directors of the Company and the Parent.

            During the Advisory Term, Employee shall have no day-to-day administrative or management duties or responsibilities, except as specifically requested by the Board of Directors.

      (c) General Employment Duties. The Employee agrees to perform his services honestly and conscientiously and to conduct himself in a manner which will enhance the reputation, goodwill, and business of the Company and the Parent. The Employee further agrees not to conduct himself in such a manner as will operate adversely on the reputation and goodwill of the Company or the Parent. The Employee, if elected by the stockholders of the Company and/or Parent, shall serve as a member of the Board of Directors of the Company and/or the Parent, as applicable, at no additional compensation to that expressly provided for herein.

      4. Extent of Services. During the Initial Term the Employee shall devote his entire time, and energies to the business of the Company as provided herein, and shall not during the term of this Agreement be engaged in any other business activity whether or not such business activity is pursued for gain, profit, or other pecuniary advantage without the written consent of the Board of Directors; provided, however, that nothing herein contained shall be construed as preventing the Employee from investing his assets in such form or manner as will not require any services on the part of the Employee in the operation of the affairs of the entities in which such investments are made so long as such investments are not in entities with businesses similar to the type of business conducted by the Company.

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      5. Compensation. As the entire compensation for all services rendered by the Employee hereunder, the Employee shall be paid the following:

      (a) During the Initial Term of this Agreement, Employee shall be paid or receive a base salary at the rate of One Hundred Fifty-Seven Thousand Five Hundred Dollars ($157,500) per annum (the "Base Salary"), payable in equal installments corresponding with the normal salaried payroll dates of the Company.

      (b) During the Advisory Term of this Agreement, Employee's Base Salary shall be reduced and paid at the rate of Seventy-Eight Thousand Seven Hundred Fifty Dollars ($78,750) per annum, payable in equal installments corresponding with the normal salaried payroll dates of the Company.

      (c) During each calendar year of the term of this Agreement (commencing with 2004), the Company or the Parent, as appropriate, shall grant to the Employee an option to purchase not less than five thousand (5,000) shares of the stock of the Parent, with a strike price equal to the fair market value on the date of the grant of the respective option and in accordance with the applicable employee stock option plan. The options to be granted pursuant to this paragraph shall not be granted until December 31 of each applicable calendar year beginning with December 31, 2004. In the event Employee's employment pursuant to the terms of this Agreement terminates for any reason prior to December 31 of any applicable calendar year, then Employee shall not receive a grant of any stock options for that particular calendar year or any subsequent calendar year. All of Employee's rights to receive grants of stock options shall terminate immediately upon termination of employment with the Company.

      (d) During the Initial Terms and the Advisory Term, Employee may be paid such additional bonuses and other compensation as shall be determined in the sole discretion of the Board of Directors of the Company.

      6. Expenses and Benefits. The Company shall pay and provide Employee with the following additional benefits:

      (a) The Company shall pay and provide Employee with individual health insurance;

      (b) The Company shall own or lease a vehicle for Employee's business usage not exceeding twenty thousand (20,000) miles per year (commencing on September 1, 2004). The Company shall pay and provide gasoline for the business usage of the employee. Employee shall timely report to the Company on not less often than a monthly basis the personal vehicle usage for such vehicle obtained by the Employee, which shall be reimbursed or paid to the Company on not less than an annual basis at the then current standard mileage rate amount approved by the

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            Department of Treasury, Internal Revenue Service, for reimbursement.
            Employee shall obtain and maintain liability insurance coverage and shall name the Company as an additional insured party.

      (c) The Company shall provide Employee with a social membership at Rolling Hills Country Club or Evansville County Club or a membership at the Evansville Kennel Club and shall pay or reimburse Employee for dues and business usage expenses.

      (d) The Company shall reimburse Employee, in accordance with policies adopted by the Board of Directors from time to time with respect to its officer employees generally, for all reasonable expenses incurred by him in connection with promoting the business of the Company, including expenses for entertainment, travel, and similar items, upon presentation by the Employee of itemized accounts of such expenditures, supported by receipts and vouchers, and upon approval of such expenditures by the Board of Directors of the Company;

      (e) The Employee shall receive such other benefits and perquisites which are designated by the Board of Directors of the Company from time to time for its salaried employees generally and which are applicable to its executive officers, including specifically, but not limited to, disability insurance and 401k Plan contributions;

      7. Vacations. The Employee shall be entitled each year during the Initial Term of this Agreement to a vacation of three (3) calendar weeks during which time his compensation shall be paid in full. The time or times of such vacation shall be as mutually agreed upon between the Employee and the Company. Unused days of vacation may not, however, carry over from one year to another, and Employee shall not be entitled to receive additional compensation from the Company on the account of any failure by the Employee to take the vacation provided for hereunder. The Employee shall not be entitled to any paid vacation after the Initial Term.

      8. Life Insurance. The Company shall have the right to obtain life insurance on the life of the Employee with a death benefit and beneficiary as designated by the Company. Employee shall cooperate with the Company, life insurance agents and underwriters and their respective employees and agents.

      9. Litigation and Controversies. In the event that the Company and/or Parent is involved in any claim, action, suit or proceeding, whether actual or threatened, and whether civil, criminal, administrative, investigative or in connection with an appeal relating thereto (except a claim, action, suit or proceeding between Employee and Company and/or Parent), the Employee shall in all reasonable respects cooperate fully with the Company and/or Parent, both during and after the expiration of the term of this Agreement, and the Company and/or Parent shall bear all costs and expenses incurred in connection therewith. The Board of Directors, within its sole discretion, may determine whether or not any litigation or dispute shall be prosecuted, defended, compromised or

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settled, and the terms and conditions of any compromise or settlement, and whether or not legal expenses, including attorney's fees, shall be incurred.

      10. Termination. Notwithstanding anything contained herein to the contrary, the Company, in Company's sole discretion, may elect to terminate this Agreement and the Employee's employment hereunder upon the occurrence of any of the following events:

      (a) Without cause, by the Company by the giving of thirty (30) days prior written notice to the Employee;

      (b)   By mutual agreement in writing between the Company and the Employee;

      (c)   Upon the death of the Employee;

      (d) Upon written notice to Employee by Company, if Employee has failed to render the services to be provided hereunder for a period aggregating ninety (90) work days in any calendar year for reasons including, but not limited to, illness, physical or mental disability of Employee, or other incapacity of Employee; provided, however, that the Company shall not take any action, and this subparagraph shall not be deemed to authorize the Company to take any action, that would be violative of the Americans with Disabilities Act of 1990, as subsequently amended, and any other applicable federal, state, and local laws, regulations, and ordinances;

      (e) With cause, and upon written notice thereof at any time by the Company, for (i) substantial violations of the Company's internal policies, rules or regulations; (ii) actions reasonably expected to have an adverse effect on the business of the Company or damage the Company reputation; (iii) breach of Employee's common law duty of loyalty to the Company; (iv) reporting to work in an impaired condition; (v) drug or substance abuse by Employee; (vi) engaging in any act of discrimination or sexual harassment (vii) personal dishonesty; (viii) gross incompetence; (ix) willful misconduct; (x) breach of fiduciary duty involving personal profit; (xi) intentional failure to perform stated duties; (xii) willful violation of any law, rule or regulation (other than traffic infractions or similar minor offenses) or cease and desist order; or (xiii) material breach of any provision of this Agreement;

      (f) Upon the voluntary or involuntary dissolution of the Company, adjudication of bankruptcy of the Company, the appointment of receiver or trustee for all or a substantial portion of the assets of the Company, or an assignment by the Company of all or a substantial portion of its assets for the benefit of creditors;

      (g) Notice is received by the Company stating that (i) the Board of Governors of the Federal Reserve System (the "FRS"), or the Indiana Department of

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            Financial Institutions (the "IDF"), as applicable, has entered into an agreement with the Federal Deposit Insurance Corporation to provide assistance to or on behalf of the Company under the authority contained in Section 13(c) of the Federal Deposit Insurance Act; or (ii) the FRS, or the Indiana Department of Financial Institutions (the "IDF"), as applicable, or its designee anticipates taking possession and closing the Company for purposes of liquidation.

      Upon request by the Company, Employee agrees to assist with the orderly transition of Employee's position and duties to another employee upon termination of this Agreement. With respect to payments to be made upon and after termination of this Agreement, the parties agree that should this Agreement be terminated by reason of the occurrence of paragraph 10 (a) of this Agreement, Employee shall continue to receive through the remainder of the five
(5) year term of this Agreement, (i) the Base Salary as set forth in section 5(a) or 5(b) hereof, as applicable, (ii) an allowance of Five Hundred Dollars ($500) per month for vehicle expenses, and (iii) health insurance reimbursement or payment comparable to the coverage previously provided to the Employee by the Company, but no other compensation or benefits shall be due or payable. Should this Agreement be terminated by reason of the occurrence of any of the matters referred to in section 10(b), 10(c), 10(d), 10(e), 10(f) or 10(g) of this Agreement, then Employee's Base salary shall be pro-rated and paid to the effective date of such termination but no other compensation or benefits shall be due or payable to Employee.

      11. Trade Secrets. Employee recognizes and acknowledges that, as a result of his employment with the Company, he has access to certain trade secrets of the Company and the Parent, including specifically, but not limited to, methods, and procedures utilized by Company and Parent, practices and procedures utilized by Company and Parent in managing and operating their business, names and address of customers, customer accounts and all other information contained in the files and records of the Company and the Parent, all of which information is the property of the Company and Parent and is confidential information and are trade secrets of the Company and Parent. All such information shall be treated as confidential information and trade secrets by Employee and used by Employee only under and pursuant to his employment with the Company under this Agreement. If Employee's employment is terminated for any reason (whether with or without cause or whether by Company or Employee), Employee shall immediately return to Company and Parent all property, and all other material information, documents and things in Employee's possession or control which relate in any way to the business, operations, affairs or customers of the Company and Parent, without retaining any copy or summary thereof, all of which are and shall continue to be the sole and exclusive property of the Company and Parent. Employee agrees that he will not, during or after the term of his employment, or after the termination of this Agreement for any reason, disclose said confidential information and trade secrets to any person, firm, corporation, or other entity for any reason or purpose whatsoever, or use the same in any other business whatsoever. In the event of violation or threatened violation of this provision by Employee, the Company may, in addition to any other remedies provided by law, obtain specific enforcement of this provision by means of an ex parte

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court order enjoining and restraining Employee from committing or continuing to commit any such violation. Further, in the event of such breach or threatened breach, Employee promises and agrees to reimburse the Company for all costs, expenses and attorneys' fees incurred in the enforcement of its rights hereunder. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threat of breach, including the recovery of damages from Employee.

      12. Restrictive Covenant. During the term of Employee's employment pursuant to this Agreement, and any subsequent period of time during which the Employee is receiving compensation from the Company, and for a period of one (1) year thereafter, Employee shall not, directly or indirectly:

      (a) Solicit, take away, hire, employ or endeavor to employ, any person who is then an employee or independent contractor of the Company or Parent or who was an employee or independent contractor of the Company or Parent during the term of this Agreement; or

      (b) Initiate solicitation in any manner (for the purpose of diverting business or customers of the Bank), seek to obtain or service, or accept any business which is similar to and competitive with the business of the Company from any party which is a customer of Company at the time of Employee's termination of employment. For purposes of this restriction, the term "customer" shall mean a person or entity who is a customer of the Company at the time of Employee's termination of employment or with whom the Employee had direct contact on behalf of the Company at any time during the period of Employee's employment with the Company; or

      (c) Initiate solicitation in any manner (for the purpose of diverting business or customers of the Bank), seek to obtain or service, or accept any business which is similar to and competitive with the business of the Company from any party which is a prospective customer of Company at the time of Employee's termination of employment. For purposes of this restriction, the term "prospective customer" shall mean a person or entity who was the direct target of sales or marketing activity by the Employee or whom the Employee knew was a target of the Company during the one (1) year period preceding the Employee's termination of employment, or in the event Employee has been employed by the Company less than one (1) year at the time of termination, during the period of Employee's employment with the Company; or

      (d) Divert, request, suggest or advise any customers or suppliers of Company to terminate, reduce, limit or change their business or relationship with Company; or

      (e) Lend money, guarantee loans, make gifts of money or other property, or otherwise lend financial or other assistance in any form to any person,

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            firm, association, partnership, venture, corporation or other business entity which will use said money, loans, or other property to engage in the retail banking business, which includes accepting deposits or making loans (hereinafter the "Banking Industry"), within fifty (50) miles of Vanderburgh County, Indiana, (hereinafter the "Geographic Territory"); or

      (f) Provide services or perform as an employee, agent, solicitor, salesman, manager, consultant or serve as an officer or director for any other person, corporation, or other entity engaged in the Banking Industry within the Geographic Territory, or in any capacity wherein Employee would become involved, directly or indirectly, with any person, corporation or entity competitive with the Company; or

      (g) Divulge to anyone except the Company or its representatives any information known to Employee regarding the Company's "know-how", trade information, trade secrets, inventions, customer lists, client records, information relating to customers or customer requirements, management policies, or other information regarding the affairs of the Company, which comes to Employee's attention by reason of this Agreement.

      Employee shall promptly advise Company, in writing, of his employment or affiliation, during the term of the restrictions contained in this paragraph 12, with any other person, firm, association, partnership, venture, corporation, or other business entity engaged in the Banking Industry.

      13. Reasonableness of Limitations. The parties hereto stipulate and agree that the restrictions imposed by paragraph 12 are not in restraint of trade and are reasonable in terms of time, space and the types of activity and conduct proscribed and prohibited hereby. In the event, however, that a court of competent jurisdiction should determine that any of said restrictions are unreasonable, then Employee agrees, that in order to carry out the intent of Employee and Company, the limitations that the court determines would be reasonable will be fully binding upon Employee.

      14. Enforcement of Covenant. Employee acknowledges that a violation of the covenant in paragraph 12 will cause irreparable injury to Company. In the event of the violation or threatened violation of said paragraph 12, the Company may, in addition to any other legal or equitable rights that it may have, obtain specific enforcement of paragraph 12 by means of an a court order enjoining and restraining Employee from committing or continuing to commit any such violation. Further, in the event of such breach or threatened breach, Employee promises and agrees to reimburse Company for all costs, expenses and attorneys fees incurred in the enforcement of Company's rights hereunder provided a breach or threatened breach by the Employee shall have occurred. Nothing contained herein shall be construed as prohibiting Company from pursuing any other remedy available to it for such breach or threatened breach, including recovery of damages from Employee. The one (1) year restriction under paragraph 12 shall be

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extended for any period of time during which Employee is in violation of any provision of paragraph 12.

      15. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if given in writing either personally or by certified mail, return receipt requested, to the last known address of the Employee, if notice is to be given to him, or to the principal office of the Company, if notice is to be given to it.

      16. Entire Agreement. This Agreement represents the entire contract of employment between the Company and the Employee, and there is no statement, promise, agreement or obligation in existence which may conflict with the terms of this Agreement or may modify, enlarge or invalidate this Agreement or any provisions hereof. This Agreement may not be changed orally but only by an Agreement in writing signed by both of the parties hereto.

      17. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect other provisions hereof, and this Agreement shall be construed as if such invalid or unenforceable provisions were omitted.

      18. Construction. This Agreement shall be construed in its entirety according to its plain meaning and shall not be construed against the party who provided or drafted it.

      19. Waiver of Breach. The waiver by Company of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

      20. Governing Law and Venue. This Agreement shall be construed and governed in accordance with the laws of the State of Indiana. The parties hereby stipulate that venue of any action brought in respect of the interpretation hereof or the rights of the parties hereunder, both during the term of this Agreement or subsequent to any termination hereof, shall be placed in any state court of general jurisdiction in Vanderburgh County, Indiana.

      21. Assignment. This Agreement is personal to Employee and Employee shall not assign his rights or delegate his duties hereunder without the prior express written consent of Company. The rights and obligations of Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of Company.

      22. Change of Control Benefit. Upon a Change of Control, as hereinafter defined, the Company and its success in interest shall continue to pay to the Employee and the Company and its successor in interest shall be obligated to satisfy the obligations set forth herein.

      For purposes of this Agreement, the term "Change of Control" means:

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      (a)   A change in the ownership of the capital stock of the Company, whereby another Company, person, or group acting in concert (hereinafter this Agreement shall collectively refer to any combination of these three [another Company, person, or group acting in concert] as a "Person") as described in Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), acquires, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange
      Act) of a number of shares of capital stock of the Company which constitutes fifty percent (50%) or more of the combined voting power of the Company's then outstanding capital stock then entitled to vote generally in the election of directors; or

      (b) The persons who were members of the Board of Directors of the Company immediately prior to a tender offer, exchange offer, contested election or any combination of the foregoing, cease to constitute a majority of the Board of Directors; or

      (c) The adoption by the Board of Directors of the Company of a merger, consolidation or reorganization plan involving the Company in which the Company is not the surviving entity, or a sale of all or substantially all of the assets of the Company. For purposes of this Agreement, a sale of all or substantially all of the assets of the Company shall be deemed to occur if any Person acquires (or during the 12-month period ending on the date of the most recent acquisition by such Person, has acquired) gross assets of the Company that have an aggregate fair market value equal to fifty percent (50%) or more of the fair market value of all of the respective gross assets of the Company immediately prior to such acquisition or acquisitions; or

      (d) A tender offer or exchange offer is made by any Person which results in such Person beneficially owning (within the meaning of Rule 13d-3 promulgated under the Exchange Act) either fifty percent (50%) or more of the Company's outstanding shares of Common Stock or shares of capital stock having fifty percent (50%) or more the combined voting power of the Company's then outstanding capital stock (other than an offer made by the Company), and sufficient shares are acquired under the offer to cause such person to own fifty percent (50%) or more of the voting power; or

      (e) Any other transactions or series of related transactions occurring which have substantially the same effect as the transactions specified in any of the preceding clauses of this Section 22.

      Notwithstanding the above, certain transfers are permitted within Section 318 of the Code and such transfers shall not be deemed a Change of Control under this Section 22.

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      IN WITNESS WHEREOF, the parties have caused the execution of this
Agreement the day and year first hereinabove set forth.

                                         BANK OF EVANSVILLE

                                         By: /s/ Albert J. Unbach, Jr.
                                             -------------------------
                                                Chairman

                                                        "Company"
ATTEST:

By: /s/ Stephen C. Byelick, Jr.
    ----------------------------------
    Stephen C. Byelick, Jr., Secretary

                                         /s/ Thomas L. Austerman
                                         ------------------------------
                                         Thomas L. Austerman

                                                        "Employee"

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